Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

FOR IMMEDIATE RELEASE

OMNOVA SOLUTIONS REPORTS THIRD QUARTER 2003 RESULTS

FAIRLAWN, OHIO, September 24, 2003—OMNOVA Solutions Inc. (NYSE: OMN) today reported a loss of $10.6 million or $(0.27) per diluted share for the third quarter of 2003, compared to income of $0.5 million or $0.01 per diluted share during the third quarter of 2002. Included in the third quarter of 2003 was a restructuring and severance charge of $6.2 million net of tax or $(0.16) per diluted share related primarily to the Company’s previously announced decision to exit its heat transfer product line. Excluding the restructuring and severance charges, the Company reported a net loss of $4.4 million or $(0.11) per diluted share for the third quarter of 2003.

Sales decreased 0.5% to $176.8 million for the third quarter of 2003, compared to $177.6 million during the same period a year ago. Cost of goods sold for the third quarter of 2003 increased $2.5 million to $134.8 million versus the same quarter last year. Raw material cost increases of $7.3 million, due to significant year-over-year inflation in the Company’s oil and natural gas based feedstocks, were partially offset by $4.8 million of improvements in manufacturing productivity and lower spending. Selling, general and administrative costs declined $1.0 million to $34.0 million in the third quarter of 2003 versus $35.0 million in the third quarter of 2002, primarily due to reduced salary workforce and discretionary spending controls. Interest expense increased to $5.3 million for the third quarter of 2003 versus $1.7 million for the same period a year ago as a result of the Company’s May 2003 refinancing

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OMNOVA Add 1

activities, including higher borrowing rates from an issuance of long-term bonds, and higher average debt levels primarily resulting from the termination of the Company’s receivable sales program. Other expense decreased $0.8 million to $0.2 million, also due to the termination of the receivable sales program. The restructuring and severance charge of $6.2 million net of tax during the third quarter of 2003 was related to the write-off of assets for exiting the Company’s heat transfer product line and severance for the associated workforce reduction. Additional charges related to the heat transfer product line of approximately $1.3 million, are expected in the fourth quarter of 2003. Cash costs related to the total restructuring and severance program for the heat transfer product line are expected to be $1.8 million, with anticipated future savings of $3.0 million annually.

For the nine months ended August 31, 2003, sales decreased 0.4% to $506.8 million compared to $508.9 million during the same period a year ago. Cost of goods sold for the nine months ended August 31, 2003 increased $15.8 million to $383.3 million versus the same period last year. Raw material cost increases of $29.5 million, due to significant inflation in oil and natural gas based feedstocks, were partially offset by $13.7 million of cost reductions through manufacturing productivity and lower spending. Selling, general and administrative expense declined $3.2 million to $102.9 million versus $106.1 million for the same period of 2002, primarily due to reduced salary workforce and discretionary spending controls. Interest expense increased to $10.2 million versus $6.1 million for the same period a year ago due to the May 2003 refinancing. Other expense decreased $0.5 million to $2.2 million, due to the termination of the receivable sales program. The Company has taken restructuring and severance charges of $7.3 million net of tax for the nine months ended August 31, 2003 related to the write-off of assets for the closure of a design center and the heat transfer product line, and severance costs related to several workforce reductions, and a charge of $3.1 million net of tax related to the write-off of deferred financing costs as part of the May 2003 refinancing. As a result of its restructuring efforts, the Company has reduced its workforce during 2003 by approximately 190 positions or 8%, while productivity improvements and reductions in selling, general and administrative expenses have resulted in year-to-date savings of $16.9 million.

At the end of the third quarter of 2003, OMNOVA’s total debt and cash were $211.5 million and $15.3 million, respectively. As compared to the second quarter 2003, total debt and cash increased $13.5 million and $8.6 million, respectively.

“While still below historical levels, in our third quarter we were encouraged by the results of our Performance Chemicals and Building Products businesses, which posted their best operating profit results in the last five and ten quarters, respectively. However, overall results were hampered by weak demand in the Decorative Products business. Continued cyclical weakness in commercial real estate

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for refurbishment and new construction, particularly in the office and hospitality segments, and market softness in furniture and manufactured housing have negatively impacted Decorative Products’ recovery,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “We took actions in the third quarter to address the weak operating performance by announcing the closure of our heat transfer product line, to be completed by the end of our fourth quarter. Additionally, we enhanced our leadership team with the appointment of Robert Coleman, President of Decorative Products, and Harry Franze, President of Building Products. These executives have a track record of improving operating performance in businesses which they have led. Our focus going forward will be to improve profitability through further cost reductions, eliminating waste and improving customer satisfaction through LEAN SixSigma initiatives, achieving global purchasing synergies, and focused new product development efforts. We believe that these actions, along with others we have taken will position us well when our markets return upon a cyclical rebound.”

Decorative &Building Products—Net sales were $91.3 million during the third quarter of 2003, a decline of 10% compared to $101.5 million in the third quarter of 2002. Low refurbishment activity in corporate offices and hotels resulted in a decline in wallcovering, while weak demand in furniture and manufactured housing negatively impacted coated fabric and decorative laminate sales. However, sales of commercial roofing systems improved versus last year as customer demand, especially in replacement applications, remained strong after severe winter weather negatively impacted first quarter 2003 sales. The segment’s operating loss totaled $8.4 million for the third quarter of 2003, as compared to operating profit of $1.3 million for the third quarter of 2002. As compared to last year, raw materials, primarily polyvinyl chloride (PVC) resins and plasticizers, which are derived from oil and natural gas, and titanium dioxide, were up $1.3 million. Included in the third quarter of 2003 results was the restructuring and severance charge of $6.2 million for exiting the heat transfer product line, while in the third quarter of 2002 there was a reversal of a prior restructuring reserve of $0.2 million. Excluding these restructuring and severance items, the operating loss for the third quarter of 2003 was $2.2 million, versus operating profit of $1.1 million for the same period last year.

During the quarter, OMNOVA gained market share in PVC roofing membrane products, and was named #1 supplier for customer service by a major retailer. At the NEOCON show, OMNOVA assisted a furniture customer in winning “Best of Show” with new high performance Surf(x)™ decorative laminates and launched MemErase II, an improved dry-erasable wallcovering for commercial applications. The Company also won a significant new decorative laminate customer for a manufactured housing application.

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OMNOVA Add 3

Performance Chemicals—Net sales during the third quarter of 2003 increased 12.4% to $85.5 million versus $76.1 million in the third quarter of 2002. Segment operating profit was $5.4 million in the third quarter of 2003 as compared to $3.2 million in the third quarter of 2002 due to higher average unit selling price and lower spending. Compared to last year, raw material costs were up $6.0 million during the quarter due to significantly higher oil and natural gas feedstock costs. However, this was offset by $7.3 million in increased pricing and 3% higher volumes.

Productivity, as measured by sales per employee, improved 16% versus last year due to higher volumes and lower employment levels. The increase in volume was in part due to shipments to a new paper customer. Additionally, OMNOVA is developing next generation specialty chemical products, currently in the trialing stage, for several global customers. In response to raw material inflation, Performance Chemicals has achieved year-to-date price increases totaling $15.3 million.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, September 25, 2003, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company website (www.omnova.com). Webcast attendees will be in a listen only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, October 1, 2003. A telephone replay will also be available beginning at 2:30 p.m. EDT on September 25, 2003, and ending at 11:59 p.m. EDT on October 1, 2003. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 698326.

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Non-GAAP and Other Financial Measures—This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net (loss) income and net (loss) earnings per diluted share excluding restructuring and severance costs and deferred financing costs write-off (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions, except per share data	2003	2002	2003	2002

(Loss) income before a cumulative effect of accounting change	$(10.6)	$.5	$(22.5)	$6.5
Excluded items (net of tax):
Restructuring and severance	(6.2)	.2	(7.3)	2.1
Deferred financing costs write-off	—	—	(3.1)	—

(Loss) income before a cumulative effect of accounting change and excluded items (net of tax)	$(4.4)	$.3	$(12.1)	$4.4

(Loss) earnings per diluted share before a cumulative effect of accounting change	$(.27)	$.01	$(.56)	$.16
(Loss) earnings per diluted share for excluded items (net of tax)	(.16)	—	(.26)	.05

(Loss) earnings per diluted share before a cumulative effect of accounting change and excluded items (net of tax)	$(.11)	$.01	$(.30)	$.11

Number of diluted shares outstanding	40.0M	39.9M	39.9M	39.9M
Effective tax rate	—%	—%	—%	5%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating (loss) profit to consolidated (loss) income before taxes.

	Three Months Ended August 31,		Nine Months Ended August 31,
Dollars in millions	2003	2002	2003	2002

Decorative & Building Products	$91.3	$101.5	$263.6	$286.5
Performance Chemicals	85.5	76.1	243.2	222.4

Total Sales	$176.8	$177.6	$506.8	$508.9
Decorative & Building Products (D&BP)
Operating (loss) profit	$(2.2)	$1.1	$(3.5)	$2.7
Restructuring and severance	(6.2)	.2	(6.8)	(.2)

D&BP segment operating (loss) profit	(8.4)	1.3	(10.3)	2.5
Performance Chemicals (PC)
Operating profit	5.4	3.2	9.1	16.2
Restructuring and severance	—	—	(.4)	2.1

PC segment operating profit	5.4	3.2	8.7	18.3

Total Segment Operating (Loss) Profit	$(3.0)	$4.5	$(1.6)	$20.8
Interest expense	(5.3)	(1.7)	(10.2)	(6.1)
Corporate expense	(2.1)	(2.3)	(7.5)	(8.1)
Restructuring and severance	—	—	(.1)	.3
Deferred financing costs write-off	—	—	(3.1)	—

(Loss) Income Before Taxes	$(10.4)	$.5	$(22.5)	$6.9

Capital expenditures	$1.7	$2.9	$6.3	$7.7

OMNOVA Add 5

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “could,” “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “targets,” “forecasts,” “seeks” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions.

Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ markets; raw material prices for crude oil and chemical feedstocks including polyvinyl chloride, styrene and butadiene; acts of war or terrorism; availability of raw material feedstocks to the Company; competitive pressure on pricing; customer and/or competitor consolidation; availability of financing to fund operations at anticipated rates and terms; the Company’s acquisition activities; a prolonged work stoppage; governmental and regulatory policies; rapid increases to health care costs; fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2002 sales of $681 million and 2,250 employees worldwide. OMNOVA is an innovator of decorative and functional surfaces, emulsion polymers and specialty chemicals.

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Web Site: http://www.omnova.com

OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per-Share Data)

(Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2003	2002	2003	2002
Net Sales	$176.8	$177.6	$506.8	$508.9
Costs and Expenses
Cost of goods sold	134.8	132.3	383.3	367.5
Selling, general and administrative	34.0	35.0	102.9	106.1
Depreciation and amortization	6.7	7.3	20.3	21.8
Interest expense	5.3	1.7	10.2	6.1
Other expense (income), net	.2	1.0	2.2	2.7
Restructuring and severance	6.2	(.2)	7.3	(2.2)
Deferred financing costs write-off	—	—	3.1	—

	187.2	177.1	529.3	502.0

(Loss) Income Before Income Taxes	(10.4)	.5	(22.5)	6.9
Income tax expense	.2	—	—	.4

(Loss) Income Before Cumulative Effect of Accounting Change	(10.6)	.5	(22.5)	6.5
Cumulative Effect of Accounting Change	—	—	—	(142.5)

Net (Loss) Income	$(10.6)	$.5	$(22.5)	$(136.0)

Basic (Loss) Earnings Per Share
(Loss) Earnings before cumulative effect of accounting change	$(.27)	$.01	$(.56)	$.17
Cumulative effect of accounting change	—	—	—	(3.60)

Net (Loss) Earnings Per Basic Share	$(.27)	$.01	$(.56)	$(3.43)

Diluted (Loss) Earnings Per Share
(Loss) Earnings before cumulative effect of accounting change	$(.27)	$.01	$(.56)	$.16
Cumulative effect of accounting change	—	—	—	(3.57)

Net (Loss) Earnings Per Diluted Share	$(.27)	$.01	$(.56)	$(3.41)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	August 31,	Nov. 30,
	2003	2002
	(Dollars in millions)

Assets:
Current Assets
Cash and cash equivalents	$15.3	$8.4
Accounts receivable, net	101.7	42.8
Inventories	54.8	48.3
Deferred income taxes	11.8	11.8
Prepaid expenses and other	4.2	4.8

Total Current Assets	187.8	116.1

Property, plant and equipment, net	177.2	193.0
Goodwill, net	41.2	41.1
Trademarks and other intangible assets, net	31.8	35.6
Prepaid pension	57.1	55.4
Other assets	28.4	24.9

Total Assets	$523.5	$466.1

Liabilities and Shareholders’ Equity:
Current Liabilities
Current portion of long-term debt	$—	$6.0
Accounts payable	79.1	83.7
Accrued payroll and personal property taxes	13.1	14.0
Other current liabilities	18.3	11.6

Total Current Liabilities	110.5	115.3

Long-term debt	211.5	126.5
Postretirement benefits other than pensions	51.3	51.4
Deferred income taxes	11.1	11.8
Other liabilities	12.5	13.9

Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 41.9 million shares issued; 39.9 million shares outstanding in 2003 and 39.6 million shares outstanding in 2002	4.2	4.2
Additional contributed capital	309.3	309.3
Retained deficit	(170.5)	(148.0)
Treasury stock at cost; 1.9 million shares and 2.1 million shares	(12.8)	(13.3)
Accumulated other comprehensive loss	(3.6)	(5.0)

Total Shareholders’ Equity	126.6	147.2

Total Liabilities and Shareholders’ Equity	$523.5	$466.1